State of New York } ss:
Department of State }

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

Witness my hand and seal of the Department of State on **October 17, 2006**

STATE OF NEW YORK
EXCELSIOR
DEPARTMENT OF STATE

Special Deputy Secretary of State

DOS-1266 (Rev. 11/05)

CERTIFICATE OF INCORPORATION

CSC 45

OF

CORNERSTONE PHARMACEUTICALS, INC.

Under Section 402 of the Business Corporation Law

011121000584

The undersigned, being a natural person of at least eighteen years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of the corporation is Cornerstone Pharmaceuticals, Inc.

SECOND: The corporation is formed for the following purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of New York, State of New York.

FOURTH: The total number of shares of all classes which the Corporation shall be authorized to issue is fifty million (50,000,000) consisting of forty million (40,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of New York to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Corporation Service Company, 80 State Street, Albany, New York [illegible]

SIXTH: The duration of the corporation shall be perpetual.

SEVENTH: The corporation shall, to the fullest extent permitted by Article [illegible] of the Business Corporation Law, as the same may be amended and supplemented, indemnify [illegible]

persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

EIGHTH. The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

NINTH. Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

Signed on November 20, 2001

Michael N[illegible], Sole Incorporator
Phillips Nizer Benjamin Krim & Ballon LLP
666 Fifth Avenue
New York, NY 10103-0084

2

NOV-20-2001 15:15

F011121

CERTIFICATE

OF

INCORPORATION

OF

CORNERSTONE PHARMACEUTICALS, INC.

(Under Section 402 of the Business Corporation Law)

Phillips Nizer Benjamin Krim & Ballon LLP

Counselors At Law
666 Fifth Avenue
New York, NY 10103-0084

(212) 977-9700

FILED 2001 NOV 21 PM 3:20

STATE OF
DEPARTMENT

RECEIVED 2001 NOV 21 PM 2:14

3